Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Corporation Reports Third Quarter Fiscal 2006 Results
CENTENNIAL, Co., July 10, 2006 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported that third quarter consolidated sales rose to $79.1 million, up 4% over the same period last year. Volumes increased by 7% in the Industrial Ingredients and Australian business segments. Consolidated gross margin as a percent of sales expanded to 15.2% from 13.2% last year despite continued high energy, chemical and distribution costs. Operating expenses as a percent of sales remained constant at 8.9%. Third quarter operating income increased 91% to $3.5 million from $1.8 million a year ago as all business units improved manufacturing yields and grain costs declined in Australia.
Third quarter fiscal 2006 non-operating income decreased to $0.6 million from $1.2 million last year. Non-operating income in 2005 included a $0.7 million pre-tax gain on the sale of an investment in a small Australian start-up company. Interest expense was comparable to last year at $1.5 million. Net income for the quarter ended May 31, 2006 was $2.0 million, or $0.22 per diluted share. Last year’s third quarter net income, which included the gain discussed above and a $1.9 million tax benefit adjustment, was $2.6 million, or $0.29 per diluted share.
Consolidated sales for the first nine months of fiscal 2006 increased 8% to $234.1 million from $217.4 million primarily on higher volumes in all of the business units. Consolidated gross margin as a percent of sales rose to 13.2% from 9.4% last year. Fiscal 2006 operating income grew $7.4 million to $5.0 million from an operating loss of $2.4 million in fiscal 2005. Volume expansion and productivity gains worldwide, combined with increased unit pricing in the Industrial Ingredients segment, contributed to the improvement. Average natural gas unit costs for the nine months of fiscal 2006 increased by 40% compared with the same period last year. The Company absorbed an additional $7.2 million of energy and chemical costs during the first nine months of fiscal 2006. Year-to-date fiscal 2006 results included non-recurring charges of $0.7 million in the second quarter related to a program in the Industrial segment to improve operating processes and $0.6 million in the first quarter for employee severance expenses in the Australian and Industrial businesses. In addition to the third quarter items discussed in the section above, the year-to-date results for fiscal 2005 included $4.1 million in higher operating costs in the Industrial Ingredients business related to a strike that ended in October 2004. Year-to-date fiscal 2006 reported net income was $1.7 million, or $0.19 per diluted share. Last year the Company reported a net loss of $2.2 million, or $0.25 per diluted share, for the nine months ended May 31, 2005.
Third Quarter Segment Results
Third quarter 2006 sales at the Industrial Ingredients – North America business increased 8.2% to $41.8 million from $38.6 million in fiscal 2005. Export sales rose 19%. Gross margin as a percent of sales expanded to 15.6% from 13.0% last year on higher plant throughput, reduced energy usage and improved operating yields. Despite $1.6 million in incremental costs of energy, chemicals and distribution, third quarter segment operating income increased $1.7 million, or 91%, to $3.5 million from $1.8 million last year.
Third quarter 2006 revenues at the Food Ingredients – North America business were $13.7 million, $0.2 million below last year. Sales of formulations for the processed meat, dairy and cheese markets grew 62% over last year’s third quarter. Sales expansion in these and other end markets replaced $1.9 million in revenue from orders for low-carbohydrate applications a year ago. Gross margin as a percent of sales for the third quarter was 26.8% compared to 27.4% a year ago and operating income declined by $0.1 million as manufacturing efficiencies were offset by the rising costs of energy and other manufacturing inputs.
Australia/New Zealand 2006 third quarter sales were comparable to the previous year. Volume driven sales growth in local currency of 4% was offset by lower foreign currency exchange rates. Gross margin as a percent of sales expanded to 7.9% from 5.1% reflecting improvements in the cost of grain, production yields and plant performance. Operating income was $0.3 million compared with a loss of $0.1 million last year.

“The Australian segment is showing modest recovery and our North American Food business measured well against an exceptionally strong result last year. The Industrial division addressed continuing high input costs and delivered the best operating results in more than five years,” said Tom Malkoski, Penford’s chief executive officer. “Two weeks ago we announced plans to broaden the utilization of our bioprocessing assets in Cedar Rapids through a $42 million investment in ethanol production. This project extends us into a rapidly growing market and creates a base for further diversification of our industrial business.”
Penford will host a conference call to discuss third quarter results today, July 10, 2006 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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CHARTS TO FOLLOW
Penford Corporation
Financial Highlights (unaudited)

	Three months ended		Nine months ended
	May 31,		May 31,
(In thousands except per share data)	2006	2005	2006	2005
Consolidated Results

Sales	$79,130	$76,101	$234,111	$217,385

Net income (loss)	$1,991	$2,585	$1,675	$(2,233)

Earnings (loss) per share, diluted	$0.22	$0.29	$0.19	$(0.25)

Results by Segment

Industrial Ingredients:

Sales	$41,809	$38,625	$121,454	$109,394
Gross margin	15.6%	13.0%	11.4%	6.1%
Operating income (loss)	3,521	1,842	4,877	(1,944)

Food Ingredients — North America:

Sales	$13,747	$13,911	$42,404	$38,035
Gross margin	26.8%	27.4%	26.4%	25.4%
Operating income	1,750	1,825	5,636	4,320

Australia/New Zealand:

Sales	$23,718	$23,728	$70,795	$70,837
Gross margin	7.9%	5.1%	8.4%	5.9%
Operating income (loss)	276	(105)	1,071	143

	May 31,	August 31,
	2006	2005
Current assets	$92,349	$88,937
Property, plant and equipment, net	126,005	125,267
Other assets	36,101	35,713

Total assets	254,455	249,917

Short-term borrowings	10,445	—
Other current liabilities	43,760	53,366
Long-term debt	60,197	62,107
Other liabilities	37,090	34,418
Shareholders’ equity	102,963	100,026

Total liabilities and equity	$254,455	$249,917

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Nine months ended
	May 31 (1)		May 31 (1)
(In thousands except share and per share data)	2006	2005	2006	2005
Sales	$79,130	$76,101	$234,111	$217,385

Cost of sales	67,070	66,061	203,107	196,956

Gross margin	12,060	10,040	31,004	20,429

Operating expenses	7,020	6,783	21,429	18,576
Research and development expenses	1,584	1,447	4,592	4,290

Income (loss) from operations	3,456	1,810	4,983	(2,437)

Non-operating income, net	563	1,209	1,410	1,661
Interest expense	(1,522)	(1,457)	(4,388)	(4,077)

Income (loss) before income taxes	2,497	1,562	2,005	(4,853)

Income tax expense (benefit) (2)	506	(1,023)	330	(2,620)

Net income (loss)	$1,991	$2,585	$1,675	$(2,233)

Weighted average common shares and equivalents outstanding, diluted	9,050,314	8,936,822	8,978,006	8,822,262

Earnings (loss) per share, diluted	$0.22	$0.29	$0.19	$(0.25)

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

(1)	Results for the three and nine months ended May 31, 2006 included $0.3 million and $0.9 million, respectively, of pre-tax stock-based compensation costs.

(2)	In the third quarter of fiscal 2005, the Company recognized an income tax benefit of $1.0 million, which included a $1.9 million adjustment to increase the tax benefit based on a revised estimate of the 2005 annual effective tax rate.
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